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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name AND Ticker or Trading Symbol   6. Relationship of Reporting Persons to
    Thompson      Carson           R.             PawnMart, Inc.                  PMRT          Issuer (Check all applicable)
---------------------------------------------------------------------------------------------   XX  Director          10% Owner
   (Last)        (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----               ---
                                                  Number of Reporting        Month/Year         XX  Officer (give     Other (Specify
    301 Commerce St., Ste. 3600                   Person, if an entity        May 1998         ---- title below)  --- below)
---------------------------------------------     (Voluntary)             -------------------
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original        Chief Executive Officer
                                                                             (Month/Year)            ------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person
    Fort Worth       Texas         76102
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   (City)           (State)       (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V      Amount   (A) or    Price                          (I)            ship
                                                                    (D)                                      (Instr. 4)     (Instr.
                                            ---------------------------------------

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Common Stock, par value $.01      5/1/98    P               500    A        $4.125        358,706             I             (1)
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Common Stock, par value $.01      5/1/98    P               500    A        $4.375        358,706             I             (1)
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Common Stock, par value $.01      5/1/98    P               800    A        $4.25         358,706             I             (1)
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Common Stock, par value $.01      5/5/98    P             1,000    A        $4.00         358,706             I             (1)
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Common Stock, par value $.01      5/5/98    P               500    A        $4.09375      358,706             I             (1)
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    (1)  By self as Trustee for Profit Sharing Plan
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Employee Option - Right to Buy $3.79                                           10/15/97 10/15/07 Common Stock 32,973        --
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Employee Option - Right to Buy $3.79                                           10/15/98 10/15/07 Common Stock 32,973        --
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Employee Option - Right to Buy $3.79                                           10/15/99 10/15/07 Common Stock 32,973        --
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Employee Option - Right to Buy $3.79                                           10/15/00 10/15/07 Common Stock 32,973        --
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Employee Option - Right to Buy $3.79                                           10/15/01 10/15/07 Common Stock 32,975        --
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Employee Option - Right to Buy   32,973                 D
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Employee Option - Right to Buy   32,973                 D
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Employee Option - Right to Buy   32,973                 D
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Employee Option - Right to Buy   32,973                 D
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Employee Option - Right to Buy   32,975                 D
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ CARSON R. THOMPSON          6/4/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (7/97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
